Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-210785) and the related Prospectus of AK Steel Corporation for the registration of secured debt securities and debt securities, AK Steel Holding Corporation for the registration of common stock, preferred stock, guarantees, warrants, share purchase contracts, and units, AK Tube LLC for the registration of guarantees, AK Steel Properties, Inc. for the registration of guarantees, and Mountain State Carbon, LLC for the registration of guarantees, and to the incorporation by reference therein of our reports dated February 17, 2017, with respect to the consolidated financial statements of AK Steel Holding Corporation, and the effectiveness of internal control over financial reporting of AK Steel Holding Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 16, 2017